Exhibit 99.1

TRIUS THERAPEUTICS REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

San Diego, CA, May 7, 2013 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious infections, announced today its financial results for the first quarter ended March 31, 2013.

“After successfully completing and reporting positive top-line results for our ESTABLISH 2 study, we are preparing to file our New Drug Application (NDA) for tedizolid later this year and, if approved, to potentially launch in the U.S. in the second half of 2014,” said John Schmid, Chief Financial Officer at Trius.

At March 31, 2013, Trius had cash, cash equivalents and investments totaling $83.6 million. As of May 1, 2013, Trius had 47,872,124 shares outstanding.

For the first quarter of 2013, Trius reported a net loss of $17.3 million versus a net loss of $7.6 million in the comparable period in 2012. The increase in the net loss in the first quarter of 2013 was primarily due to lower collaboration revenues from our partnership with Bayer Pharma AG (Bayer) as well as from our federal contracts. In addition, we recognized a $2.0 million non-cash expense during the three months ended March 31, 2013 related to the valuation of our common stock warrant liability versus the non-cash benefit recognized during the comparable period in 2012. As a result, Trius reported a net loss per share of $0.38 for the first quarter of 2013 versus $0.22 in the first quarter of 2012.

Revenues for the three months ended March 31, 2013 were $1.7 million compared to $9.8 million for the same period in 2012. In the first quarter of 2012, the Company earned a $5.0 million milestone payment from Bayer, but received no similar payments in the current year. Federal contract revenues also decreased from the prior year due to reduced funding for our biodefense pathogen research programs.

Research and development expenses for the three months ended March 31, 2013 were $12.5 million compared to $16.8 million for the same period in 2012. The decrease in research and development expenses was primarily related to lower clinical trial and development costs for tedizolid phosphate.

General and administrative expenses for the three months ended March 31, 2013 increased to $4.5 million compared to $3.0 million for the same period in 2012. The increase in general and administrative expenses was primarily due to an increase in commercial activities for tedizolid phosphate in connection with launch planning.

Program Updates & Upcoming Events

In March 2013, Trius announced positive top-line data for its ESTABLISH 2 study, the second Phase 3 trial in acute bacterial skin and skin structure infection, or ABSSSI. Tedizolid achieved all primary and secondary efficacy outcomes after a short course of therapy using one-tenth the amount of total drug versus the comparator linezolid (Zyvox®). Patients receiving tedizolid also showed numerical improvements in key safety and tolerability measurements in the complete study population. We plan to file a New Drug Application (NDA) for tedizolid phosphate in the second half of 2013.

In January 2013, Trius completed a public offering of 7,169,135 shares of Trius common stock and raised net proceeds of $31.6 million.

Pending final agreement with regulatory authorities, Trius plans to initiate a Phase 3 program for the treatment of pneumonia in the second half of 2013 using the same 200 mg, once daily dose of tedizolid phosphate that is currently being tested to treat skin infections. In addition, the Company is progressing with enabling studies for an Investigational New Drug (IND) application for its Gyrase-B development candidate with potent activity against Gram-negative and Gram-positive bacterial pathogens. A Phase 1 clinical trial is expected to start in 2014.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious infections. The Company’s lead investigational drug, tedizolid phosphate, is a new, novel antibiotic for the treatment of ABSSSI and serious Gram-positive infections, including those caused by methicillin-resistant staphylococcus aureus (MRSA). Trius has completed two Phase 3 ABSSSI trials for which it has Special Protocol Assessments with the FDA and has partnered with Bayer Pharma for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ ability to successfully complete its ongoing clinical trials and development programs, the timing of Trius’ NDA filing and commercial launch of tedizolid for the treatment of ABSSSI, the timing of the initiation of a Phase 3 program for tedizolid for the treatment of pneumonia and the timing of the initiation of a Phase 1 clinical trial for Trius’ Gyrase-B development candidate. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Revenues:
Collaboration and license fees	$1,198	$6,821
Contract research	529	3,011

Total revenues	1,727	9,832
Operating expenses:
Research and development	12,545	16,846
General and administrative	4,504	3,004

Total operating expenses	17,049	19,850

Loss from operations	(15,322)	(10,018)
Other income (expense):
Interest income	11	—
Fair value adjustment of stock warrant liability	(1,969)	2,417
Other income (expense)	—	(3)

Total other income (expense)	(1,958)	2,414

Net loss	$(17,280)	$(7,604)

Net loss per share, basic and diluted	$(0.38)	$(0.22)

Weighted-average shares outstanding, basic and diluted	46,021	35,195

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,086	$16,370
Short-term investments, available-for-sale	63,562	49,659
Accounts receivable	2,337	5,698
Prepaid expenses and other current assets	2,698	2,254

Total current assets	88,683	73,981
Property and equipment, net	820	990
Restricted cash	151	151
Other assets	164	152

Total assets	$89,818	$75,274

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,046	$6,761
Accrued liabilities	6,514	7,762
Common stock warrant liability	5,817	3,848
Current portion of deferred revenue	171	116

Total liabilities	17,548	18,487

Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at March 31, 2013 and December 31, 2012; no shares issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at March 31, 2013 and December 31, 2012; 47,868,166 and 40,661,360 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	5	5
Additional paid-in capital	238,858	206,093
Accumulated other comprehensive income	7	9
Accumulated deficit	(166,600)	(149,320)

Total stockholders’ equity	72,270	56,787

Total liabilities and stockholders’ equity	$89,818	$75,274

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Public Relations Contact:	Investor Relations Contact:
Laura Kempke/Andrew Law at MSL Group	Stefan Loren at Westwicke Partners, LLC
trius@mslgroup.com	sloren@westwicke.com
781-684-0770	443-213-0507